Exhibit 99.1

MAYOR’S JEWELERS, INC.
REPORTS THIRD QUARTER AND 39-WEEK RESULTS
Company Reports 41% Increase in Net Income and a 14% Increase in Comparable Store Sales
for the Third Fiscal Quarter; Birks Requests Dividend Payment

     SUNRISE, FL. February 3, 2004 /BUSINESS WIRE/ — Mayor’s Jewelers, Inc. (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported results for the third fiscal quarter and the 39-week period ended December 27, 2003.

Net sales for its 28 stores in operation were $50.3 million for the thirteen weeks ended December 27, 2003 compared to the thirteen weeks in the prior year third quarter ended January 4, 2003, when net sales amounted to $43.6 million, during which time the Company operated an average of 30 stores. Net sales for the 39-week period ended December 27, 2003, were $98.7 million as compared to the prior year 40-week period ended January 4, 2003, of $98.4 million when the Company operated between 29 and 40 stores. The reduction in the number of stores was a result of a restructuring plan during the last fiscal year that included closing under-performing stores outside of the Company’s core markets of Florida and Georgia.

Comparable store sales, sales for stores open in both thirteen and similar thirty-nine week periods, increased 14% and 12%, respectively. As previously released, comparable store sales for the holiday season (November 2, 2003 to December 27, 2003) increased 15% compared to the previous year’s similar period.

Gross profit increased 21% from the prior year third fiscal quarter to $21.2 million, or 42.2% of sales for the thirteen week period ended December 27, 2003, compared to $17.6 million or 40.4% of sales for the thirteen week period ended January 4, 2003. Gross profit for the 39-week period ended December 27, 2003, was $40.7 million or 41.2% of sales, compared to $34.1 million or 34.6% of sales during the 40-week period of the prior year.

The increases in net sales and gross profit in the third fiscal quarter were the result of an effective combination of merchandising and marketing initiatives. The gross margin (gross profit as a percentage of sales) increase in the third fiscal quarter was a result of Mayors’ ability to increase its offering and sales of higher margin exclusive products and substantially reduced promotional activity as compared to last year. For the 39-week period ended December 27, 2003, versus the 40-week period ended January 4, 2003, the gross margin increased due to the factors previously mentioned for the current third fiscal quarter as well as the negative impact on the prior year gross margin that discounting merchandise had in connection with the liquidation of inventory in the closing of stores.

Net income was $4.0 million, or $0.04 per share, for the current third fiscal quarter and represented a 41% increase from the prior year third fiscal quarter of $2.9 million, or $0.03 per share. The net loss for the current 39-week period decreased 80% to ($4.2) million, or ($0.23) per share, compared to ($20.6) million, or ($1.08) per share, for the 40-week period ended January 4, 2003. Net income increased in the current third fiscal quarter due to the increase in sales and gross profit, as previously noted, offset by the increase in marketing and variable expenses due to the sales increase. Net loss decreased in the 39-week period ended December 27, 2003, due to the increase in gross profit and significant decreases in operating and depreciation expenses, and interest and financial costs as compared to the prior year 40-week period ended January 4, 2003. This reduction in expenses resulted from a smaller scale of operations because of closed stores, management’s continuing ability to reduce controllable expenses, the non-recurrence of certain unusual costs incurred in the prior year and one fewer week of operations during the first three quarters of fiscal 2003.

Commenting on the results, Thomas A. Andruskevich, Chairman, President and Chief Executive Officer, said, “We are very pleased that during the third fiscal quarter, Mayor’s continued to generate strong increases in comparable store sales and gross profit that it recorded in the first and second quarters. More importantly, our new merchandising and marketing initiatives were able to capitalize on the increase in consumer spending this holiday season. These results demonstrate that our branding and merchandising strategies are achieving good results.”

Henry Birks & Sons Inc. (“Birks”), the controlling stockholder of Mayor’s, has asked Mayor’s to consider paying in the coming month, the cumulative dividends already earned by Birks of approximately $2 million. These dividends are on the Mayors’ convertible preferred stock issued to Birks as part of its investment in 2002 and were originally anticipated to be paid in January 2005. Mayor’s has been asked by Birks to consider the payment of these dividends in order to assist Birks in the renewal of its current bank facility, which is due for renewal in July 2004, and for other general financing needs. Mayor’s has formed a committee of independent directors of its Board to evaluate Birks’ request. Mayor’s has various relationships with Birks and the two companies have the same controlling shareholder group. Birks has informed Mayor’s that it is currently in the process of developing the final terms for its bank facility and the controlling shareholder group has informed Mayor’s that it is highly confident that Birks will satisfactorily conclude them in the near future.

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. Mayor’s was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 stores; 23 in Florida, 5 in Georgia. Additional information can be found on Mayor’s web site, www.mayors.com.

This press release contains certain “forward-looking” statements concerning expectations for sales, margins, earnings (loss), financing needs or plans, and predictions of future events. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. Mayor’s undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Mayor’s Jewelers, Inc., Sunrise, Florida	John Ball, 954/846-2853 Investor Relations e-mail:	jball@mayors.com

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MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	December 27, 2003	January 4, 2003

Net sales	$50,318	$43,610
Cost of sales	29,070	26,011

Gross profit	21,248	17,599

Selling, general and administrative expenses	15,234	13,935
Other charges	—	(1,057)
Depreciation and amortization	813	943

	16,047	13,821

Operating income	5,201	3,778
Interest and other income	2	—
Interest and other financial costs	(1,183)	(934)

Net income before income taxes	4,020	2,844
Income taxes	—	(54)

Income from continuing operations	4,020	2,898
Loss from discontinued operations	—	(43)

Net income	4,020	2,855
Preferred stock cumulative dividend	(357)	(357)

Net income attributable to common stockholders	$3,663	$2,498

Weighted average shares outstanding
Basic	29,333,616	19,571,548
Diluted	85,925,547	82,469,489
Income per share, basic:
Continuing operations	$0.12	$0.13
Discontinued operations	—	—

	$0.12	$0.13

Income per share, diluted:
Continuing operations	$0.04	$0.03
Discontinued operations	—	—

	$0.04	$0.03

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Thirty-Nine	Forty
	Weeks Ended	Weeks Ended
	December 27, 2003	January 4, 2003

Net sales	$98,657	$98,430
Cost of sales	58,003	64,375

Gross profit	40,654	34,055

Selling, general and administrative expenses	38,907	43,833
Other charges	—	1,765
Depreciation and amortization	2,525	3,739

	41,432	49,337

Operating loss	(778)	(15,282)
Interest and other income	65	1,276
Interest and other financial costs	(3,456)	(5,872)

Net loss before income taxes	(4,169)	(19,878)
Income taxes	—	416

Loss from continuing operations	(4,169)	(20,294)
Loss from discontinued operations	—	(292)

Net loss	(4,169)	(20,586)
Preferred stock cumulative dividend	(1,072)	(476)

Net loss attributable to common stockholders	$(5,241)	$(21,062)

Weighted average shares outstanding, basic and diluted	22,850,079	19,555,914
Loss per share, basic and diluted:
Continuing operations	$(0.23)	$(1.06)
Discontinued operations	—	(0.02)

	$(0.23)	$(1.08)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	December 27,	March 29,
	2003	2003

ASSETS
Current Assets:
Cash and cash equivalents	$3,872	$1,058
Accounts receivable (net of allowance for doubtful accounts of $1,179 and $1,263, respectively)	8,985	5,777
Inventories	83,143	76,753
Other current assets	1,481	2,987

Total current assets	97,481	86,575

Property, net	14,154	15,872
Other assets	739	736

Total non-current assets	14,893	16,608

Total assets	$112,374	$103,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,716	$13,798
Accrued expenses	10,649	7,434
Liabilities of discontinued operations	—	527
Credit facility	28,204	23,283

Total current liabilities	60,569	45,042

Term Loan	10,668	12,668
Other long term liabilities	2,879	3,046

Total long term liabilities	13,547	15,714

Stockholders’ Equity:
Series A convertible preferred stock, $.001 par value, 15,050 shares authorized, issued and outstanding; liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 46,945,261 and 29,592,264 shares issued, respectively	5	3
Additional paid-in capital	208,100	208,102
Accumulated deficit	(140,447)	(136,278)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	38,258	42,427

Total liabilities and stockholders’ equity	$112,374	$103,183

Certain reclassifications were made to the prior period’s condensed consolidated balance sheet.